Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF EQUITRANS MIDSTREAM CORPORATION

(As amended through [•], 2018)

First:  The name of the Company is EQUITRANS MIDSTREAM CORPORATION.

Second:  The location and post office address of its current registered office in the Commonwealth of Pennsylvania is c/o CT Corporation System, Allegheny County.

Third:  The purposes for which the Company is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to:

A.                                    the purchase, transmission, transportation, storage, distribution and supplying of natural gas; and

B.                                    manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

Fourth:  The term of the Company’s existence shall be perpetual.

Fifth:  The aggregate number of shares which the Company shall have authority to issue shall be:

(a)                                 [•] shares of Preferred Stock, without par value; and

(b)                                 [•] shares of Common Stock, without par value.

The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Preferred Stock and of the Common Stock of the Company, and a statement of the authority hereby vested in the Board of Directors of the Company to fix and determine the designations, preferences, qualifications, limitations, restrictions, and special or relative rights in respect of all series of the Preferred Stock shall be as follows:

Division A: THE PREFERRED STOCK

1.1                               Preferred Stock.  The Preferred Stock may be divided into and issued in series.  The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of the Preferred Stock into series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the designation and the relative rights and preferences of the series so established, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

(a)                                 the distinctive serial designation of such series;

(b)                                 the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

(c)                                  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

(d)                                 the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

(e)                                  the preferential amount or amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation of the Company;

(f)                                   the voting rights, if any, of shares of such series;

(g)                                  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of securities of the Company into which such shares may be converted;

(h)                                 the relative seniority, parity or junior rank of such series with respect to other series of Preferred Stock then or thereafter to be issued; and

(i)                                     such other terms, limitations and relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.

Division B: PROVISIONS APPLICABLE TO BOTH THE
PREFERRED STOCK AND THE COMMON STOCK

2.1                               Voting Rights.  Except as provided in this Subdivision 2.1, the holders of the Common Stock shall have exclusive voting rights for the election of directors and for all other purposes and shall be entitled to one vote for each share held.  The holders of the Preferred Stock shall have no voting rights except as may be provided with respect to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1.  On any matter on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to vote as established by the Board of Directors pursuant to Subdivision 1.1.

A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes by the shareholders entitled to vote in the election cast for such nominee exceed the votes cast against such nominee’s election (excluding abstentions), provided, that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected.  No shareholder shall in any election of directors have any right to cumulate his, her or its votes and cast them for one candidate or distribute them among two or more candidates.  The foregoing provisions of this paragraph shall not be changed with respect to any class of stock unless the holders of record of not less than two-thirds of the number of shares of such class of stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which any such change is considered.

2.2                               Preemptive Rights.  The Company may issue shares of any class of stock, option rights, or securities having conversion or option rights, without first offering them to the holders of Common Stock or Preferred Stock.  The provisions of this Subdivision 2.2 shall be effective to eliminate and deny any preemptive right which may exist or may have existed in respect of any outstanding shares.

2.3                               Amendments to Bylaws.  The Board of Directors may make, amend and repeal the Bylaws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein.  No Bylaw may be made, amended or repealed by the shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles or the Bylaws) the vote specified by applicable law for valid shareholder action shall be required.

2.4                               Amendments to Articles.  Subject to the voting rights given to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1, and except as may be specifically provided to the contrary in any other provision in the Articles with respect to amendment or repeal of such provision, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend the Articles of the Company or repeal any provision thereof, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles) such shareholder approval as may be specified by law shall be required.

2.5                               General.  The Company may issue and dispose of any of its authorized shares for such consideration as may be fixed by the Board of Directors subject to the laws then applicable.

Division C: BOARD OF DIRECTORS;

REMOVAL; VACANCIES

3.1                               The business and affairs of the Company shall be managed by a Board of Directors comprised as follows:

(a)                                 The number of persons comprising the Board of Directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

(b)                                 Each person elected as a director of the Company, whether to succeed a person whose term of office as a director has expired (including the expiration of such person’s term) or to fill any vacancy, shall be elected for a term expiring at the next annual meeting. Notwithstanding the foregoing, each director elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(c)                                  Any director or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors shall vote in favor of such removal.

(d)                                 Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs.  A person elected to fill a vacancy in the Board of Directors shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)                                  Whenever the holders of any class or series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, none of the foregoing provisions of this Subdivision 3.1 shall apply with respect to the director or directors elected by such holders of Preferred Stock.

3.2                               Notwithstanding any other provisions of law, the Articles or the Bylaws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division C, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.

3.3                               No director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such director has breached or failed to perform the duties of his or her office under Title 15, Chapter 17, Subchapter B of the Pennsylvania Consolidated Statutes (or any successor statute relating to directors’ standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

If the Pennsylvania Consolidated Statutes are amended after [•], 2018, the date this Subdivision received shareholder approval, to further eliminate or limit the personal liability of directors, then a director shall not be liable, in addition to the circumstances set forth in this Subdivision, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

Sixth:  Subchapter G — Control Share Acquisitions and Subchapter H — Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control of Title 15, Chapter 25, of the Pennsylvania Consolidated Statutes, shall not be applicable to the Company.

Seventh:  Henceforth, these Articles of the Company shall not include any prior documents.